Exhibit 10.55

EXECUTION VERSION
FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”), is made and entered into as of the 16th day of September, 2008, by and between Critical Therapeutics, Inc., a Delaware corporation (the “Company”), and Scott B. Townsend (the “Executive”). The Company and the Executive may be referred to herein as the “parties.”
W I T N E S S E T H :
     WHEREAS, the Company and the Executive entered into an Amended and Restated Employment Agreement effective as of November 6, 2007 (the “Employment Agreement”);
     WHEREAS, the Company is a party to the Agreement and Plan of Merger by and among the Company, Neptune Acquisition Corp. and Cornerstone BioPharma Holdings, Inc. (“Cornerstone”) dated May 1, 2008 (the “Merger Agreement”);
     WHEREAS, following the Merger, as defined in the Merger Agreement, the Company will relocate from Massachusetts to North Carolina;
     WHEREAS, the parties acknowledge that such relocation by the Company will constitute a Good Reason condition, as defined in the Employment Agreement, entitling the Executive to terminate his employment and receive certain benefits;
     WHEREAS, the Company desires to encourage the Executive to remain employed by the Company following the Merger and the Executive is willing to remain employed with the changes to the Employment Agreement effected by this Amendment; and
     WHEREAS, the Company and the Executive desire to amend the Employment Agreement as stated herein.
     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
     1.      Term of Amendment. This Amendment and the amendments to the Employment Agreement effected hereby shall be effective only for the period of time from the Closing, as defined in the Merger Agreement, of the Merger to December 31, 2010. If such Closing should not occur, this Amendment shall have no force or effect.

     2.      Specific Amendments to Employment Agreement. The Employment Agreement shall be amended as follows:
               A.      In Section 2. Title; Capacity, the first sentence, shall be deleted and the following inserted in lieu thereof: “The Executive shall serve as General Counsel, Executive Vice President of Legal Affairs and Secretary of the Company.”
               B.      In Section 3.2. Annual Target Cash Bonus, the first sentence shall be deleted and the following inserted in lieu thereof: “The Executive shall be eligible to receive an annual target cash bonus of up to thirty-five (35) percent of his then annual base salary (“Target Cash Bonus”).” In addition, the following sentence shall be added to the end of that Section: “The actual award for the year ended December 31, 2008 will not be less than the thirty-five (35) percent Target Cash Bonus if the Executive remains an employee in good standing with the Company through December 31, 2008.”
               C.      Section 3.4. Fringe Benefits, shall be deleted and the following inserted in lieu thereof:
           “3.4. Fringe Benefits. The Executive shall be able to participate in all benefit plans and programs, including a car allowance, provided to other vice president-level or executive vice president-level executives at Cornerstone, subject to the applicable terms, conditions, and eligibility requirements of those plans and programs as they may be exist from time to time. Notwithstanding the foregoing, the Executive shall be entitled to four (4) weeks of paid vacation per year, accrued at a rate of 1.67 days per month, and, if requested in writing by the Chief Executive Officer, such vacation time shall be taken at such times as may be approved by the Chief Executive Officer or his designee.”
               D.      In Section 3.5. Reimbursement of Expenses, the first clause of the first sentence of that Section shall be amended by adding the phrase, “(including annual state bar membership fees for the Commonwealth of Massachusetts and the State of North Carolina and such continuing legal education expenses as are necessary to satisfy the minimum continuing legal education requirements in such jurisdictions and annual membership dues for the American Bar Association, Association of Corporate Counsel and state and local bar associations)” immediately following the phrase, “entertainment and other expenses,” such that said clause shall read, in part, “The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses (including annual state bar membership fees for the Commonwealth of Massachusetts and the State of North Carolina and such continuing legal education expenses as are necessary to satisfy the minimum continuing legal education requirements in such jurisdictions and annual membership dues for the American Bar Association, Association of Corporate Counsel and state and local bar associations) incurred or paid by the Executive in connection with, or related to, the performance of his duties. . .”.

                         Section 3.5. shall also be amended by adding the following at the end of that Section:
          “In addition, the parties recognize that the Executive may, for some period of time, continue to reside in Massachusetts after the Company’s relocation to North Carolina. During such time, the Company shall reimburse the Executive for reasonable expenses he incurs or pays for business travel to and from Massachusetts and North Carolina and temporary lodging while in North Carolina. The Company shall also reimburse the Executive for out-of-pocket expenses he incurs or pays for the maintenance of a home office in Massachusetts, including telephone, facsimile, cell phone, and internet charges, during the time he chooses to continue to reside in Massachusetts after the Closing.”
     3.      Restricted Stock Award. Contemporaneously with the execution of this Amendment, the parties are also entering into a restricted stock agreement which provides that on the first business day after the Closing, the Company shall grant restricted stock under the Company’s 2004 Stock Incentive Plan, as amended, of that number of shares of the Company’s common stock that will represent one percent (1.0%) of the outstanding equity, on a fully diluted basis, of the Company after giving effect to the Reverse Stock Split and the Merger, in each case as defined in the Merger Agreement; such restricted stock agreement is attached hereto as Exhibit A.
     4.      Severance in Specified Circumstances. The parties acknowledge and agree that following the Merger, the relocation of the place of business at which the Executive is principally located from Massachusetts to North Carolina (the “Relocation”) is a Good Reason condition, the Executive has given notice of the Good Reason condition, and the condition is not subject to cure by the Company.
               The parties agree that if the Executive’s employment is terminated at any time on or before December 31, 2009 (i) by the Company without Cause, (ii) by the Executive for Good Reason, or (iii) because of the Executive’s death or Disability, the Company shall provide the Executive or his estate, as applicable, the payments and benefits specified in Section 5.5, Termination Without Cause or for Good Reason during a Change in Control Period, of the Employment Agreement; provided, however, if the Executive resigns his employment for Good Reason related to the Relocation, the accelerated vesting of the Executive’s outstanding unvested stock options and restricted stock pursuant to Section 5.5(iv) of the Employment Agreement shall not include any of the restricted stock (the “Restricted Stock”) granted pursuant to the Restricted Stock Agreement being entered into contemporaneously with this Amendment with a Grant Date that is the first business day after Closing Date (as defined in the Merger Agreement), and, if the Executive’s employment is terminated by the Company without Cause, then thirty-five percent (35%) of the Restricted Stock shall be included in the accelerated vesting pursuant to Section 5.5(iv) of the Employment Agreement, unless such termination is during a Change in Control Period relating to a transaction other than that contemplated by the Merger Agreement, in which case, one hundred percent (100%) of the Restricted Stock shall be included in the accelerated vesting pursuant to that Section 5.5(iv). For purposes of clarification, the parties acknowledge and agree that Executive would be entitled to the payments and benefits specified in Section 5.4, Termination Without Cause or For Good Reason not during a Change in Control Period, of the Employment Agreement, if the Executive’s employment is terminated after December 31, 2009 (i) by the Company without Cause or (ii) by the Executive for Good Reason not related to the Relocation. The parties agree that in the event of the Executive’s death, no outplacement services will be provided.
               To the extent the parties’ agreement above with respect to severance conflicts with any of the provisions of the current Employment Agreement, the above agreement shall control notwithstanding any contrary or otherwise differing provisions of the Employment Agreement.
     5.      Ratification of Employment Agreement. Except as hereby amended, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
[signature page follows]

[Signature Page to First Amendment to Amended and Restated Employment Agreement]
     IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year set forth above.

CRITICAL THERAPEUTICS, INC.
By:	/s/ Trevor Phillips
	Name:	Trevor Phillips, Ph.D.
	Title:	President and Chief Executive Officer

EXECUTIVE
/s/ Scott B. Townsend
Name:	Scott B. Townsend